UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549


                                   ____________

                                   SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 2)<F1>

   <F1>

                               NEWMONT GOLD COMPANY
                                (NAME OF ISSUER)

                          Common Stock ($.01 par value)
                          (TITLE OF CLASS OF SECURITIES)

                                    651637100
                                  (CUSIP NUMBER)

                                   ____________

     Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

     THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


     CUSIP No. 651637100                              13G                                  Page 2 of 5 Pages



        1   NAME OF REPORTING PERSON  Newmont Mining Corporation
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON  13-1806811


        2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                          (a) ( )
                                                                                                      (b) ( )

        3   SEC USE ONLY


        4   CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware

       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH    5      SOLE VOTING POWER                 96,613,186
       REPORTING PERSON WITH                          6      SHARED VOTING POWER               -0-

                                                      7      SOLE DISPOSITIVE POWER            96,613,186

                                                      8      SHARED DISPOSITIVE POWER          -0-
        9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               96,613,186


       10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES                                                                                     ( )


       11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               90.3%
       12   TYPE OF REPORTING PERSON

               CO


                                   SCHEDULE 13G

                                 Amendment No. 2

   This Amendment No. 2 is being filed to amend the information contained in
   Item 4.

   ITEM 4.   OWNERSHIP.

        (A)  AMOUNT BENEFICIALLY OWNED:

        96,613,186 shares of Common Stock, which includes 2,402,177 shares of Common Stock issuable pursuant to options granted to Newmont Mining Corporation (the "Reporting Person") by Newmont Gold Company (the "Issuer"), and 7,898,968 shares of Common Stock issued upon conversion of the $5.50 Convertible Preferred Stock of the Issuer.

        (B)  PERCENT OF CLASS:

             90.3%

        (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

        (I)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

             96,613,186

        (II) SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

             0

        (III)     SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

             96,613,186

        (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

             0


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   NEWMONT MINING CORPORATION

   February 13, 1996               By /s/  Timothy J. Schmitt

                                   Name:        Timothy J. Schmitt
                                   Title:       Vice President and Secretary